Exhibit 4.67

SHARE TRANSFER AGREEMENT

This SHARE TRANSFER AGREEMENT (this “Agreement”), dated as of April 3, 2020 is entered into by and between (i) JOYY Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Selling Shareholder”) and (ii) Linen Investment Limited, an exempted company incorporated with limited liability under the Laws of the British Virgin Islands (the “Purchaser”).  The Selling Shareholder and the Purchaser are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

W I T N E S E T H:

WHEREAS, HUYA Inc. (the “Company”) is a company incorporated in the Cayman Islands with limited liability whose American Depositary Shares, each representing one Class A Ordinary Shares, are listed on the New York Stock Exchange under the symbol “HUYA”;

WHEREAS, the Selling Shareholder and the Purchaser are parties to that certain amended and restated shareholders agreement of the Company dated as of March 8, 2018 (the “Shareholders Agreement”), pursuant to which the Purchaser has a right (the “Option”), exercisable between March 8, 2020 and March 8, 2021, to purchase additional shares from the Company and/or the Selling Shareholder to reach 50.1% of the Company’s total voting power;

WHEREAS, the Selling Shareholder legally and directly owns 84,898,282 Class B ordinary shares with a par value of US$0.0001 per share (the “Class B Ordinary Shares”);

WHEREAS, the Purchaser has delivered a written notice to the Selling Shareholder on April 3, 2020 (the “Option Exercise Date”), pursuant to which the Purchaser intends to exercise the Option to purchase 16,523,819 Class B Ordinary Shares (the “Subject Shares”) from the Selling Shareholder;

WHEREAS, the board of directors of the Company (the “Board”) has duly convened a board meeting to approve or confirm, among other things, that (A) entries be made in the register of members of the Company to reflect the purchase and sale of the Subject Shares contemplated by this Agreement, (B) a share certificate representing the Subject Shares be issued to the Purchaser, (C) the size of Board be increased from five (5) directors to nine (9) directors,.(D) each of four (4) Persons nominated by the Purchaser be appointed as a director of the Company, (E) entries be made in the register of directors of the Company to reflect the appointment of each of four (4) Persons nominated by the Purchaser as a director of the Company and (F) an extraordinary general meeting of the Company (the “EGM”) be called to convene on May 15, 2020, the purpose of which is to approve and adopt the Fourth Amended and Restated Memorandum and Articles of Association of the Company (the “Fourth Amended M&AA”) in the form attached hereto as Exhibit B, and each of the Selling Shareholder and the Purchaser has received a copy of the Board meeting minutes; and

WHEREAS, on the terms and subject to the conditions set forth herein, the Selling Shareholder desires to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Shareholder, the Subject Shares.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1       Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including, without limitation, with respect to any Person that is an individual, his or her immediate family members.

"Bulletin 7" means Bulletin No. 7 on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin [2015] No. 7) (《关于非居民企业间接转让财产企业所得税若干问 题的公告》[国家税务总局公告2015年第7号 ]), dated February 3, 2015 and effective as of the same date, including any amendment or implementing rules thereof, including without limitation the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-Resident Enterprise Income Tax at Source, effective as of December 1, 2017, or any successor Law of similar import.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the PRC, Hong Kong, the Cayman Islands or the British Virgin Islands are required or authorized to be closed.

“Class A Ordinary Shares” means Class A ordinary shares with a par value of US$0.0001 per share in the share capital of the Company.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Group Companies” collectively means the Company and its Subsidiaries, and “Group Company” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“knowledge of the Selling Shareholder” means the knowledge of the Selling Shareholder’s nominee directors on the Board after due inquiry of the management team of the Company.

“knowledge of the Purchaser” means the actual knowledge of the Purchaser after due inquiry.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings, audit, hearing, mediation or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any liability, cost, expense (including reasonable attorneys’ fees), debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means any claim, pledge, lien, charge, mortgage, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance or restriction on use, voting, transfer or receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of the financial condition, assets, liabilities, results of operations, business, or operations of the Group Companies taken as a whole; provided that no event, fact, circumstance or occurrence resulting from or arising out of the items enumerated below shall be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) the execution or delivery of this Agreement, the consummation of the transactions contemplated hereunder or the announcement or other publicity with respect to the foregoing, (b) conditions generally affecting any of the industries, industry sectors or geographic sectors (including, for the avoidance of doubt, the PRC) in which the Group Companies operate, (c) change in applicable Law or accounting standards (including GAAP or equivalent accounting practice in any other jurisdiction) or interpretations or the enforcement thereof applicable to the Group Companies, in each case, after the date hereof, (d) general economic, monetary or financial conditions globally or in the U.S., PRC or any jurisdiction in which any Group Company operates, including changes in prevailing interest rates, currency exchange rates, credit market, financial market or securities market conditions, (e) general political conditions globally or in the U.S., PRC or any jurisdiction in which any Group Company operates, including the outbreak or escalation of war or acts of terrorism; (f) pandemics or global health crisis, earthquakes, hurricanes, tornados or other natural disasters or severe weather conditions, or (g) any failure by the Group Companies to meet any internal or public projections, budgets, forecasts, plans or guidance (it being understood that the underlying facts and circumstances giving rise or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be deemed to constitute, or be taken into account in determining whether there is, has been or would reasonably be expected to become a Material Adverse Effect), except, in the case of sub-clauses (b), (c), (d), (e), and (f), to the extent the Group Companies are disproportionately affected thereby as compared with other participants in the industries in which the Group Companies operate in the same geographies.

“Order” means any written order, injunction, judgment, decree, notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Permit” means any approval, authorization, consent, license, variance, clearance, order, exemption, permit or certificate of or issued by a Government Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

“PRC Tax Authority”  means any taxing, fiscal or other authority in the PRC, including the State Administration of Taxation of the PRC and its local Tax bureaus.

“Share” means a share in the capital of the Company.

“Share Incentive Plan” means the Company’s Amended and Restated 2017 Share Incentive Plan, as filed with the SEC as Exhibit 10.1 to the registration statement on Form F-1 (File No. 333-224202), as amended, initially filed with the SEC on April 9, 2018.

“SEC” means the United States Securities and Exchange Commission.

“SEC Report” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by the Company to the SEC.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person, including, in the case of the Company, any variable interest entity Controlled by and consolidated with the Company and any Subsidiaries of such variable interest entity.

“Tax” or “Taxes” means (a) any federal, national, provincial, municipal, local or foreign and other taxes, duties, imposts, levies, or other like assessments of any kind whatsoever in the nature of a tax, in each case, imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) other form of transfer liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above.

“Transfer” means, (i) when used as a verb, to sell, assign, dispose of, transfer, exchange, pledge, encumber, hypothecate or otherwise transfer securities, assets or other property or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction, merger, recapitalization, scheme of arrangement, amalgamation or other transaction or by operation of law), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities, assets or other property or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“U.S.” means the United States of America.

Section 1.2      Interpretation and Rules of Construction.

(a)      Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)   the provision of a Table of Contents, the division of this Agreement into articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)  any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv) the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v)  words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii)            the term “non-assessable,” when used with respect to any shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof; and

(viii)           except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the U.S.

(b)     In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Sale and Purchase of Shares

Section 2.1      Sale and Purchase of Shares.  Pursuant to the Purchaser’s exercise of the Option, upon the terms and subject to the conditions set forth herein and at the Closing, the Selling Shareholder shall sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Selling Shareholder, the Subject Shares and all of the Selling Shareholder’s right, title and interest to the Subject Shares, free and clear of all Liens for an aggregate purchase price of US$262,563,483.91 (the “Purchase Price”) payable by the Purchaser to the Selling Shareholder pursuant to Section 2.4(a).

Section 2.2      Closing Date. The sale and purchase of all Subject Shares as contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of documents and signature on the date hereof (or at such other place, date or time as the Parties may mutually agree in writing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.3     Closing Deliveries by the Selling Shareholder. At the Closing, the Selling Shareholder shall deliver or cause to be delivered to the Purchaser:

(a)      [Reserved]

(b)     a certified true copy of the updated register of members of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the ownership by the Purchaser of the Subject Shares;

(c)      an irrevocable instrument of transfer in respect of the Subject Shares being sold by the Selling Shareholder to the Purchaser executed by the Selling Shareholder in the form attached as Exhibit A to this Agreement;

(d)     a certified true copy of the updated register of directors of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the appointment of each of up to four (4) persons nominated by the Purchaser as a director of the Company; and

(e)      director indemnification agreements between the Company and up to five (5) persons nominated by the Purchaser as a director of the Company, each in the form attached as Exhibit D to this Agreement, duly executed by the Company.

As soon as practicable after the Closing, the Selling Shareholder shall deliver or cause to be delivered to the Purchaser the original share certificate in the name of the Purchaser, dated as of the Closing Date and duly executed on behalf of the Company, representing the Subject Shares purchased by the Purchaser pursuant to Section 2.1.

Section 2.4      Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Selling Shareholder:

(a)      an amount in cash equal to the Purchase Price, by wire transfer in immediately available funds to a bank account designated in writing by the Selling Shareholder at least three Business Days prior to the Closing Date;

(b)     an irrevocable instrument of transfer in respect of the Subject Shares being sold by the Selling Shareholder to the Purchaser executed by the Purchaser in the form attached as Exhibit A to this Agreement; and

(c)      an executed irrevocable proxy referred to in Section 5.4.

ARTICLE III

Representations and Warranties of the Selling Shareholder

The Selling Shareholder hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III.

Section 3.1      Organization and Good Standing(a)   .  The Selling Shareholder is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 3.2      Title to the Subject Shares.  The Selling Shareholder is the sole and exclusive legal record owner of the Subject Shares as of the date hereof and as of the Closing Date, free and clear of any and all Liens.  The Selling Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Subject Shares, and other than this Agreement and the Shareholders Agreement to which it is a party, there are no outstanding contracts or understandings to which the Selling Shareholder is a party involving the purchase, sale or other acquisition or disposition of the Subject Shares or any interest therein.  Upon consummation of the Closing as provided in Article II, the Purchaser will have good and valid title to the Subject Shares, free and clear of all Liens and restrictions on Transfer (except for restrictions on Transfer under applicable securities Laws) and the Subject Shares shall be validly issued, fully paid and non-assessable with the Purchaser being entitled to all rights accorded to a holder of Subject Shares.  The sale of the Subject Shares pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 3.3     Authorization. The Selling Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Selling Shareholder, and the consummation by the Selling Shareholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Selling Shareholder.  This Agreement has been duly executed and delivered by the Selling Shareholder, and assuming due authorization, execution and delivery by the Purchaser, constitutes legal, valid and binding obligations of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 3.4     Non-contravention. The execution, delivery and performance by the Selling Shareholder of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Selling Shareholder, (ii) conflict with or violate any Law or Order applicable to the Selling Shareholder or the assets, properties or businesses of the Selling Shareholder, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which the Selling Shareholder is a party or result in the creation of any Lien upon any of the properties or assets of the Selling Shareholder, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that are caused by any Person other than the Selling Shareholder or would not, individually or in the aggregate, reasonably be likely to materially affect the authority or ability of the Selling Shareholder to perform its obligations under this Agreement.

Section 3.5      Consents.  The Selling Shareholder is under no obligation to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law in effect on the date hereof in connection with the execution, delivery and performance by the Selling Shareholder of this Agreement and the consummation by the Selling Shareholder of any of the transactions contemplated hereby, except , in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Selling Shareholder of its obligations hereunder and except for any filing or notification required to be made with the SEC regarding the transactions contemplated under this Agreement.

Section 3.6      Capitalization.  To the knowledge of the Selling Shareholder,

(a)     The authorized share capital of the Company is US$100,000 divided into 1,000,000,000 Shares comprising (i) 750,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, and (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 50,000,000 shares of a par value of US$0.0001 as the board of directors may determine in accordance with the Company’s Organizational Documents. As of immediately prior to the Closing:

(i)            67,135,314 Class A Ordinary Shares are issued and outstanding (excluding 3,904,423 Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of American Depositary Shares reserved for issuance upon the exercise or vesting of Company RSUs and Company Options);

(ii)           152,357,321 Class B Ordinary Shares are issued and outstanding;

(iii)          6,821,147 Class A Ordinary Shares are issuable upon vesting of outstanding restricted share units granted under the Share Incentive Plan (the “Company RSUs”); and

(iv)          15,199,661 Class A Ordinary Shares are issuable upon exercise of outstanding options granted under the Share Incentive Plan (the “Company Options”).

(b)     All issued and outstanding Shares of the Company are validly issued, fully paid and nonassessable. No Shares are held in treasury and no Shares are reserved for future issuance except for issuance, settlement and allocation upon exercise or vesting of Company Options and Company RSUs, the vesting and exercisability of which shall not accelerate as a result of this Agreement or the Closing (other than 8,343,527 unvested Company Options, the vesting and exercisability of which will accelerate upon the Closing). Except for the Share Incentive Plan, and the outstanding Company RSUs and the outstanding Company Options granted under the Share Incentive Plan, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its

Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as otherwise disclosed in the SEC Reports, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person of a material amount. All outstanding Shares, all outstanding Company RSUs and Company Options granted under the Share Incentive Plan and all outstanding shares of capital stock of each of the Company’s Subsidiaries have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) in all material respects, all requirements set forth in applicable contracts. Except as otherwise disclosed in the SEC Reports, the Company or any of its Subsidiaries has not issued any notes, bonds or other debt securities, or any option, warrant or other right to acquire the same, of the Company or any of its Subsidiaries.

Section 3.7      SEC Filings; Financial Statements.

(a)     To the knowledge of the Selling Shareholder, the Company has filed or otherwise furnished (as applicable) all forms, reports and documents required to be filed with, or furnished to, the SEC. To the knowledge of the Selling Shareholder, in each case as of the date of filing or effectiveness (as applicable), in the case of SEC Reports (as filed pursuant to the Exchange Act (and to the extent such SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Reports filed pursuant to the Securities Act (and to the extent such SEC Reports were amended, then as of the date of effectiveness of such amendment), the SEC Reports (i) complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)     Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material).

(c)     To the knowledge of the Selling Shareholder, there are no Liabilities of the Company or any Subsidiary of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than: (i)  Liabilities reflected on, reserved against, or disclosed in the Company’s audited consolidated financial statements (including the notes thereto) prepared in respect of the fiscal year ended December 31, 2018 filed with the SEC on Form 20-F filed as of April 26, 2019, (ii) Liabilities reflected on, reserved against, or disclosed in the Company’s unaudited consolidated balance sheet as of December 31, 2019, (iii) Liabilities incurred since December 31, 2018, in the ordinary course of business consistent with past practices, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) any other undisclosed Liabilities that have not materially adversely affected and would not reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group Companies as currently conducted, taken as a whole, and (v) any Liabilities incurred under this Agreement. To the knowledge of the Selling Shareholder, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the SEC Reports nor any obligations to enter into any such arrangements.

Section 3.8     No Subsequent Events.  To the knowledge of the Selling Shareholder, since December 31, 2018, there has not occurred any Material Adverse Effect or any event, fact, circumstance or occurrence that would reasonably be expected to result in a Material Adverse Effect.

Section 3.9      No Litigation.

(a)     There are no Legal Proceedings by or against any of the Selling Shareholder or the Subject Shares pending before any Governmental Authority, or, to the knowledge of the Selling Shareholder, threatened to be brought by or before any Governmental Authority (i) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Selling Shareholder to perform its obligations under this Agreement or (ii) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

(b)     To the knowledge of the Selling Shareholder, except as otherwise disclosed in the SEC Reports, there are no material Legal Proceedings by or against the Company or affecting the business or any of the assets of the Company pending before any Government Authority, or threatened to be brought by or before any Government Authority.

Section 3.10    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Selling Shareholder.

Section 3.11    Material Non-Public Information.  The Selling Shareholder does not possess any material non-public information regarding the Company and its Subsidiaries that has not been disclosed to the Purchaser.

Section 3.12    Exempt Offering.  Assuming the accuracy of the Purchaser’s representations and warranties in Section 4.7 and Section 4.8,  the offer and sale of the Subject Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Selling Shareholder, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV.

Section 4.1       Organization and Good Standing.  The Purchaser is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2      Authorization.  The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the Selling Shareholder, constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.3      Non-contravention. The execution, delivery and performance by the Purchaser of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Purchaser, (ii) conflict with or violate any Law or Order applicable to the Purchaser or the assets, properties or businesses of the Purchaser, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which the Purchaser is a party or result in the creation of any Lien upon any of the properties or assets of the Purchaser other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that are caused by any Person other than the Purchaser or would not affect the Purchaser’s ability in material respects to consummate the transactions contemplated herein.

Section 4.4      Consents.  The Purchaser is under no obligation to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law in effect on the date hereof in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of any of the transactions contemplated hereby, except , in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Purchaser of its obligations hereunder and except for any filing or notification required to be made with the SEC regarding the transactions contemplated under this Agreement.

Section 4.5       No Litigation.  There are no Legal Proceedings by or against the Purchaser, pending before any Governmental Authority or, to the knowledge of the Purchaser, threatened to be brought by or before any Governmental Authority (a) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Purchaser to perform its obligations under this Agreement or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 4.6      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.7       Purchase for Own Account; Economic Risk. The Purchaser is acquiring the Subject Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act.  The Purchaser acknowledges that it (a) can bear the economic risk of its investment in the Subject Shares, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Subject Shares and (c) has independently and without reliance upon the Selling Shareholder, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the transactions contemplated hereunder, except that it has relied upon the Selling Shareholder’s representations, warranties, covenants and agreements in this Agreement.

Section 4.8      Private Placement; Non-U.S. Person.  The Purchaser understands that (a) the Subject Shares have not been registered under the Securities Act or any state securities Laws and (b) the Subject Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.  Such Purchaser represents that either: (i) it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) it is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

ARTICLE V

Covenants and Additional Agreements

Section 5.1      Further Assurances.  Each Party shall take all actions necessary or advisable and do all things (including to execute and deliver documents and other papers) necessary or advisable to consummate the transactions contemplated by this Agreement.

Section 5.2      Confidentiality and Publicity.

(a)      Each Party agrees to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential information with respect to the other Party, or relating to the transactions contemplated hereby, other than to their respective agents, representatives, Affiliates, employees, existing and potential financing sources and investors, officers and directors who need to know such confidential information, provided that each Party is permitted to disclose information that is required to be disclosed by applicable Law, any Government Authority or applicable securities exchange, including in any filing on or in connection with a Schedule 13D or Schedule 13G, as the case may be, or any amendments thereto (the “Permitted Disclosure”), (ii) in the event that any Party becomes legally compelled to disclose any such information (except for the Permitted Disclosure), provide the other Party with prompt written notice of such requirement so that the other Party may, at its sole cost and expense, seek a protective order or other remedy or waive compliance with this Section 5.2(a), and (iii) in the event that such protective order or other remedy is not obtained, or the other Party waives compliance with this Section 5.2(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable endeavors to obtain assurances that confidential treatment will be accorded such information; provided,  however, that this Section 5.2(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by such Party.

(b)     No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by the Selling Shareholder) or of the Selling Shareholder (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law, any Government Authority or applicable securities exchange.

Section 5.3      Tax Filing.

(a)     The Selling Shareholder shall bear and pay any Taxes assessed by the applicable PRC Tax Authority in accordance with the Bulletin 7 for “indirect transfer of PRC taxable assets (间接转让中国应税财产)” by the Selling Shareholder (the “Bulletin 7 Taxes”), and the Selling Shareholder acknowledges that the Purchaser shall have no obligation to pay any Bulletin 7 Taxes.

(b)     The Selling Shareholder shall at its own cost, within thirty (30) days following the Closing Date, engage in discussions with the PRC Tax Authority and provide all information that are required by the PRC Tax Authority in connection therewith. Upon request by the Purchaser, the Selling Shareholder shall provide regular updates to the Purchaser as to the status of such discussions.

(c)      Notwithstanding anything in Section 5.3(b), unless the PRC Tax Authority determines otherwise in writing or reasonable documentary evidence proves otherwise, in each case relevant documents shall be provided to the Purchaser as soon as reasonably practicable, the Selling Shareholder shall file, or cause to be filed, with the PRC Tax Authority all such information and Tax returns within such period as are required under Bulletin 7 (the “PRC Tax Returns”), and such PRC Tax Returns shall be true, accurate and complete in all material respects. Subject to applicable Law, the Selling Shareholder shall (i) provide drafts of such PRC Tax Returns to the Purchaser for its review no later than five (5) Business Days prior to filing such PRC Tax Returns, and (ii) consider in good faith any comments made by the Purchaser to the PRC Tax Returns, acting reasonably.  Within five (5) days of filing the PRC Tax Returns, the Selling

Shareholder shall provide the Purchaser with final, accurate copies of all such PRC Tax Returns that were filed, along with an acknowledgement or receipt in respect of the filing issued by the appropriate PRC Tax Authority or the original signature of the PRC Tax Authority on the duplicate of the PRC Tax Returns submitted evidencing that the filing has been made.

(d)     After such Tax filing, the Selling Shareholder shall promptly submit, or cause to be submitted, all documents supplementally requested by the PRC Tax Authority in connection with such Tax filing. Subject to applicable Law, the Selling Shareholder shall (i) provide drafts of such documents to the Purchaser for its review no later than three (3) Business Days prior to the filing thereof, and (ii) consider in good faith any comments made by the Purchaser thereto, acting reasonably.  The Selling Shareholder shall further provide the Purchaser with accurate copies of any official assessments of the PRC Tax Authority with respect to its PRC Tax Returns, if any, within five (5) days of receipt thereof. Upon request by the Purchaser, the Selling Shareholders shall give regular updates to the Purchaser as to the payment status of the Bulletin 7 Taxes.

(e)     The Selling Shareholder shall pay the Bulletin 7 Taxes timely and in full in accordance with the requirement of the Tax Authority and shall provide the Purchaser, as soon as reasonably practicable, with evidence that the Bulletin 7 Taxes have been paid in full and in time in the form of a receipt of payment issued by the Relevant PRC Tax Authority.

Section 5.4      Purchaser Voting Undertaking.  The Purchaser hereby undertakes and agrees to deliver an irrevocable proxy at the Closing in the form attached hereto as Exhibit C, pursuant to which the Purchaser shall irrevocably grant to, and appoint, the Company, as the exclusive proxy and attorney-in-fact of the Purchaser, for and in the name, place and stead of the Purchaser, to vote all of the Class B Ordinary Shares and other voting securities of the Company then beneficially owned by the Purchaser at the EGM (or at any adjournment thereof) for the approval and adoption of the Fourth Amended M&AA in the form attached hereto as Exhibit B.

ARTICLE VI

Indemnification

Section 6.1      Survival of Representations, Warranties and Covenants.  The representations and warranties contained in Article III and Article IV shall survive the Closing until the expiration of the applicable statutory periods of limitations; provided that the representations and warranties contained in Section 3.6,  Section 3.7,  Section 3.8, and Section 3.9(b) shall survive for eighteen (18) months following the Closing.  Notwithstanding the foregoing, any claims asserted by the non-breaching party against the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.  The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms.  Neither the period of survival nor the liability of any Party with respect to their respective representations, warranties, covenants and agreements shall be reduced by any investigation made or any knowledge acquired at any time by any other Party whether before or after the execution and delivery of this Agreement or the Closing Date.

Section 6.2      Indemnification.

(a)      Indemnification by the Selling Shareholder.  From and after the Closing, the Selling Shareholder shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against, and shall pay to Purchaser Indemnitees the amount of, or reimburse Purchaser Indemnitees for, all Liabilities, losses, damages, claims, causes of action, costs and expenses (including reasonable attorneys’ fees and other expenses incurred in connection with the investigation or defense of any of the same, in responding to or cooperating with any governmental investigation or in enforcing any right to indemnification hereunder), interest, awards, judgments, Taxes, fines and penalties (collectively, “Losses”) suffered or incurred by, or imposed upon, the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) arising out of or relating to:

(i)   Any inaccuracy in or breach of any representation or warranty made by the Selling Shareholder in this Agreement; or

(ii)  any breach or violation of, or failure to perform, any covenants or agreements of the Selling Shareholder in this Agreement.

(b)     Tax Indemnification.  The Selling Shareholder shall indemnify and hold harmless the Purchaser and any Group Company from any Losses of the Purchaser or any of the Group Companies arising out of or relating to the Bulletin 7 Taxes, the failure of the Selling Shareholder to comply with its obligations under Section 5.3 or any claim or determination by the PRC Tax Authority that the Purchaser be responsible for any withholding or deduction in respect of payments of the Purchase Price under this Agreement (and any related penalties, charges, surcharges, fines and interest relating thereto).

(c)      Indemnification by the Purchaser.  From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Selling Shareholder, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Selling Shareholder Indemnitees”) from and against all Losses suffered or incurred by the Selling Shareholder Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) arising out of or relating to:

(i)   any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement; or

(ii)  any breach or violation of, or failure to perform, any covenants or agreements of the Purchaser in this Agreement.

(d)     Procedures Relating to Indemnification.

(i)   Any Party seeking indemnification under this Section 6.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the factual basis of the claim to the extent known by the Indemnified Party, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided,  however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 6.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.  If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 7.3.

(ii)  If an Indemnified Party shall receive notice of any Legal Proceeding, claim, audit, demand or assessment by any Person who is not a party to this Agreement (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 6.2, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided,  however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 6.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party, and the Indemnified Party shall have the right to participate in the defense of such Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided,  however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in all reasonable respects in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the

Indemnifying Party shall cooperate with the Indemnified Party in all reasonable respects in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party. If the Indemnifying Party does not assume the defense of a Third-Party Claim in the manner and within the period provided in this Section 6.2(d)(ii), or if the Indemnifying Party fails to take reasonable steps necessary to diligently conduct the defense of a Third-Party Claim within five (5) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Party and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, and the Indemnifying Party shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Party. Notwithstanding anything to the contrary in this Section 6.2, unless requested by the Indemnified Party, the Indemnifying Party shall not have the right to defend or direct the defense of any Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party.

(iii) Any Indemnified Party and any Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of any Third-Party Claim and any related Proceeding at all stages thereof where such Person is not represented by its own counsel.

(iv) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 6.2, the Indemnifying Party shall indemnify, pay or reimburse such Loss within fifteen (15) days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

Section 6.3      Certain Limitations.  The indemnification provided for in Section 6.2 shall be subject to the following limitations:

(a)     The Indemnified Party shall not be entitled to recover under this Agreement or any other agreement or document entered into or delivered concurrent with or in connection with the execution of this Agreement more than once in respect of the same Losses suffered.

(b)     In no event shall any Indemnifying Party be liable to any Indemnified Party for indemnification under Section 6.2 for any punitive damages.

(c)     The aggregate Liability of any Indemnifying Party under or with respect to this Agreement and the transactions contemplated hereby shall in no event exceed the Purchase Price.

(d)     Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification and liability set forth in this Section 6.3 shall not apply to a claim for Losses arising out of fraud or willful misconduct by any Party.

Section 6.4      Tax Treatment of Indemnification Payments.  All indemnification payments made under this Article VI shall be treated as adjustments to the aggregate consideration paid to the Selling Shareholder for Tax purposes, unless otherwise required by applicable Law.

Section 6.5    Indemnification Sole and Exclusive Remedy.  Following the Closing, indemnification pursuant to this Article VI shall be the sole and exclusive remedy of the Parties and any parties claiming by or through any Party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement, except in each case pursuant to Section 7.5 or in the case of fraud or willful misconduct.

ARTICLE VII

Miscellaneous

Section 7.1      Expenses.  Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 7.2      Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction.

Section 7.3      Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be three (3).  One arbitrator shall be appointed by the Selling Shareholder, and one arbitrator shall be appointed by the Purchaser.  The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the first two Parties.  Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets.  For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

Section 7.4      Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Selling Shareholder.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.5      Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, each Party shall be entitled to specific performance of the terms hereof.  It is accordingly agreed that, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 7.6      Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent to an e-mail address (absent receipt of a failure to deliver notice within the day of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose)) or (iii) two (2) Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the following addresses and e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this Section 7.6):

(a)        If to the Selling Shareholder, to:

Attention: ******
Address: ******
Email: ******

With a copy to (which shall not constitute notice):

Attention: ******

Address: ******

Email: ******

(b)        If to the Purchaser, to:

Attention: ******

Address: ******

Email: ******

With a copy to (which shall not constitute notice):

Attention: ******

Address: ******

Email: ******

Section 7.7      Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.8      Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) the Selling Shareholder, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) the Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Selling Shareholder, and any attempted assignment in violation of this Section 7.8 shall be void. The Indemnified Persons (other than the Parties) and the Group Companies, as applicable, are each an express third party beneficiary of the indemnification provided in Article VI of this Agreement.

Section 7.9      Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

JOYY INC.

By:	/s/ David Xueling Li
	Name:	David Xueling Li
	Title:	Director

[Signature Page to Share Transfer Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LINEN INVESTMENT LIMITED

By:	/s/ Huateng Ma
	Name:	Huateng Ma
	Title:	Authorized Signatory

[Signature Page to Share Transfer Agreement]

Exhibit A

INSTRUMENT OF TRANSFER

Exhibit B

FORM OF FOURTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

Exhibit C

FORM OF IRREVOCABLE PROXY

EXHIBIT D

FORM INDEMNIFICATION AGREEMENT